As filed with the Securities and Exchange Commission on January 26, 1996 Registration No. 33-65503



                     U.S. Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



        x Pre-Effective Amendment No. 1 Post-Effective Amendment No. ___
                        (Check appropriate box or boxes)


                Exact Name of Registrant as Specified in Charter:
                                 COREFUNDS, INC.

                         Area Code and Telephone Number:
                                 (800) 355-2673

                     Address of Principal Executive Offices:
                            680 East Swedesford Road
                              Wayne, PA 19087-1658

                     Name and Address of Agent for Service:

                                  DAVID G. LEE
                                 SEI Corporation
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658

                                   copies to:

         HENRY S. HILLES, JR.                        JAMES W. JENNINGS
        Drinker Biddle & Reath                  Morgan, Lewis & Bockius LLP
  Philadelphia National Bank Building                 One Logan Square
        1345 Chestnut Street              Philadelphia, Pennsylvania  19103-6993
Philadelphia, Pennsylvania  19107-3496


Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.


It is proposed that this filing will become effective on February 25, 1996 pursuant to Rule 488 under the Securities Act of 1933.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because an indefinite number of shares have previously been registered on Form N-1A (Registration Nos. 2-93214, 811-4107) pursuant to Rule 24f-2 under the Investment Company Act of 1940. Pursuant to Rule 429, this Registration Statement relates to the aforesaid Registration Statement on Form N-1A.


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




         This Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 is being filed to delay the effective date and to provide an opinion of Registrant's counsel as to the legality of the shares proposed to be registered by this Registration Statement. This Pre-Effective Amendment makes no other changes to Form N-14, as filed with the Commission on December 29, 1995.




                                       -i-
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



                                     PART C



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




Item 16.  Exhibits.


                  The following Exhibit is hereby added by this Pre-Effective Amendment No. 1 to the Registrant's
                  Registration Statement on Form N-14:

         (11) Opinion of Morgan, Lewis & Bockius LLP that shares are validly issued, fully paid and non-assessable.




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



                                   SIGNATURES




As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the Registrant, in the City of Wayne, Commonwealth of Pennsylvania on the 26th day of ^January, 1996.



                                                                COREFUNDS, INC.


                                                                /s/ David G. Lee
                                                                David G. Lee
                                                                President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacity on the dates indicated.


/s/ David G. Lee                            President & Chief                    January 26, 1996
---------------------
David G. Lee                                Executive Officer

---------------------                       Director                             January 26, 1996
Erin Anderson


/s/ Emil J. Mikity                          Director                             January 26, 1996
---------------------
Emil J. Mikity


/s/ George H. Strong                        Director                             January 26, 1996
---------------------
George H. Strong


/s/ Stephen G. Meyer                        Controller                           January 26, 1996
---------------------
Stephen G. Meyer


/s/ Carmen V. Romeo                         Treasurer &                          January 26, 1996
---------------------
Carmen V. Romeo                             Assistant Secretary


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


                                      N-14

                                  EXHIBIT INDEX


Exhibit No.                Description                                                           Page No.


(11)                       Opinion of Morgan, Lewis & Bockius LLP
                           that shares are validly issued, fully paid and non-assessable.




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